As filed with the Securities and Exchange Commission on September 4, 2024

Registration No. 333-256429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-256429

UNDER

THE SECURITIES ACT OF 1933

NOBLE OFFSHORE DRILLING, INC.

(as successor in interest to Diamond Offshore Drilling, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0321760 (I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennie P. Howard

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE—

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Noble Offshore Drilling, Inc., a Delaware corporation (f/k/a Dolphin Merger Sub 2, Inc.) (the “Company”), as successor in interest to Diamond Offshore Drilling, Inc., a Delaware corporation (“Diamond Offshore”), deregisters all shares of Diamond Offshore’s common stock, par value $0.0001 per share (“common stock”), remaining unsold or otherwise unissued under the Registration Statement on Form S-8 (No. 333-256429) (the “Registration Statement”) filed by Diamond Offshore with the U.S. Securities and Exchange Commission on May 24, 2021, registering shares of common stock issuable under the Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan.

On September 4, 2024, pursuant to Diamond Offshore’s previously announced Agreement and Plan of Merger, dated June 9, 2024 (the “Merger Agreement”), by and among Diamond Offshore, Noble Corporation plc (“Noble”), Dolphin Merger Sub 1, Inc., an indirect wholly owned subsidiary of Noble (“Merger Sub 1”), and the Company, an indirect wholly owned subsidiary of Noble, under which, and upon the terms and subject to the conditions set forth therein, Merger Sub 1 merged with and into Diamond Offshore (the “first merger”), with Diamond Offshore surviving and becoming an indirect wholly owned subsidiary of Noble, and immediately thereafter, Diamond Offshore, as the surviving entity in the first merger, merged with and into the Company, with the Company surviving and continuing as an indirect wholly owned subsidiary of Noble.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated the offering of shares of common stock pursuant to the Registration Statement. In accordance with undertakings made by Diamond Offshore in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of common stock that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of common stock that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of common stock and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on this 4th day of September, 2024.

NOBLE OFFSHORE DRILLING, INC.
(as successor in interest to Diamond Offshore Drilling, Inc.)

By:	/s/ Jennie Howard
Name:	Jennie Howard
Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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